Exhibit 23

Consent of Independent Registered Public Accounting Firm

Callisto Pharmaceuticals, Inc.
New York, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-119648 and 333-130716) of Callisto Pharmaceuticals, Inc. and Subsidiaries (a development stage company) (the “Company”) of our report dated March 30, 2012, relating to the consolidated financial statements which appear in this Form 10-K. Our report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

New York, New York
March 30, 2012